Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 8, 2021, in the Registration Statement and related Prospectus of Sharecare, Inc. for the registration of shares of its common stock and its warrants to purchase common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 20, 2021